SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

     [ ]  Preliminary Proxy Statement          [ ] Confidential, for  Use of the
     [x]  Definitive Proxy Statement               Commission Only (as permitted
     [ ]  Definitive Additional Materials          by Rule 14a-6(e)(2))
     [ ]  Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12



                        Karts International Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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



                        KARTS INTERNATIONAL INCORPORATED
                                  P.O. Box 695
                            Roseland, Louisiana 70456

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on August 31, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Meeting") of Karts International Incorporated (the "Company") will be held at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, on Tuesday, August 31, 1999, at 2:00 p.m., local time, for the following purposes:

         (1) To elect five members of the Board of Directors for the term of one year or until the next Annual Meeting of Stockholders.

         (2) To ratify and confirm the Company's issuance in a private placement of 1,550,000 shares of its 9% Cumulative Convertible Preferred Stock (the "Preferred Stock"), and to approve the issuance of up to 6,200,000 shares of common stock of the Company, subject to adjustment, upon conversion of the Preferred Stock.

         (3) To ratify and confirm the $1.5 million convertible term loan to the Company by The Schlinger Foundation, and to approve the issuance of up to 4,000,000 shares of common stock, subject to adjustment, upon the conversion of the principal balance of the loan.

         (4) To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, from 14,000,000 shares to 35,000,000 shares.

         (5)      To  approve  an   amendment  to   the  Company's  Articles  of
                  Incorporation to effect a three (3) for one (1) reverse stock split of the Company's outstanding common stock.

         (6) To approve the appointment of S.W. Hatfield + Associates as independent public accountants of the Company.

         (7) To transact such other business as may properly come before the Meeting or any adjournments thereof.

         The close of business on August 4, 1999 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours at the offices of the Chairman of the Board and Secretary of the Company located at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240.

         Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

         STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   By Order of the Board of Directors


                                    Timothy P. Halter
                                    Secretary

Dallas, Texas
August 6, 1999

                        KARTS INTERNATIONAL INCORPORATED
                                  P.O. Box 695
                            Roseland, Louisiana 70456


                                 PROXY STATEMENT

                                       For

                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on August 31, 1999


         This Proxy Statement is being first mailed on August 6, 1999 to stockholders of Karts International Incorporated (the "Company") by the Board of Directors (the "Board") to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, at 2:00 p.m., local time, on Tuesday, August 31, 1999, or at such other time and place to which the Meeting may be adjourned.

         All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (1) FOR the election of the persons named herein under "Proposal 1 -- Election of Directors" as nominees for election as directors of the Company for the term described therein, (2) FOR the proposal to ratify and confirm the Company's issuance in a private placement of 1,550,000 shares of its 9% Cumulative Convertible Preferred Stock (the "Preferred Stock"), and to approve the issuance of up to 6,200,000 shares of common stock (the "Preferred Conversion Shares"), subject to adjustment, upon the conversion of the Preferred Stock; (3) FOR the proposal to ratify and confirm the $1.5 million convertible term loan to the Company by The Schlinger Foundation (the "Schlinger Loan"), and to approve the issuance of up to 4,000,000 shares of common stock (the "Schlinger Conversion Shares"), subject to adjustment, upon the conversion of the principal balance of the Schlinger Loan; (4) FOR the proposal to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share (the "Common Stock"), of the Company from 14,000,000 shares to 35,000,000 shares; (5) FOR the proposal to approve an amendment to the Company's Articles of Incorporation to effect a three (3) for one (1) reverse stock split of the Company's outstanding Common Stock; (6) FOR the proposal to approve the appointment of S.W. Hatfield + Associates as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999, and (7) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

         Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to the Company at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, Attention: Timothy P. Halter. If notice of revocation is not received by the date of the Meeting, a stockholder may nevertheless revoke a Proxy if he attends the Meeting and desires to vote in person.

                        RECORD DATE AND VOTING SECURITIES

         The record date for determining the stockholders entitled to vote at the Meeting is August 4, 1999 (the "Record Date"), at which time the Company had issued and outstanding 5,574,298 shares of Common Stock. Common Stock is the only class of outstanding voting securities of the Company.

                                QUORUM AND VOTING

         The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name. In order to be elected a director, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting. Abstentions and broker non-votes will not be counted in the election of directors.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board presently consists of five directors, all of whom have been nominated and agreed to stand for re-election. Each director shall serve until the next Annual Meeting of Stockholders and until his successor is elected and qualified.

         It is expected that the nominees named below will be able to accept such nominations. If any of the below nominees for any reason is unable or is unwilling to serve at the time of the Meeting, the Proxy holders will have discretionary authority to vote the Proxy for a substitute nominee or nominees. The following sets forth information as to the nominees for election at the Meeting, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board and directorships in other publicly-held companies.


                                                                                         Year First Elected
      Name                   Age                Position                                 Director or Officer
      ----                   ---                --------                                 -------------------

Charles Brister(1)(2)        46    Chief Executive Officer, President and Director              1996
Timothy P. Halter(1)         32    Chairman of the Board, Secretary and Director                1996
Gary C. Evans(1)             42    Director                                                     1996
Joseph R. Mannes(2)          40    Director                                                     1996
Ronald C. Morgan(1)(2)       51    Director                                                     1996

-----------------


(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         Charles Brister is Chief Executive Officer and President of the Company and has served in this capacity since January 1999. He previously served as President and Chief Executive Officer of Brister's Thunder Karts, Inc. from 1986 to April 1996. He has been a director of the Company since March 1996.

         Timothy P. Halter has been Secretary and a director of the Company since February 1996, and Chairman since February 1998. Since May 1995, Mr. Halter has served as President of Halter Financial Group, Inc., a Dallas, Texas based financial consulting firm. From 1991 to 1995, Mr. Halter was President of Halter Capital Corporation, a diversified holding company. Mr. Halter also serves on the Board of Directors of Duncanville National Bank, located in Duncanville, Texas.

         Gary C. Evans has been a director of the Company since July 1996. Mr. Evans has served as President, Chief Executive Officer and a director of Magnum Hunter Resources, Inc. ("Magnum"), an American Stock Exchange oil and gas exploration and development company, since December 1995. Mr. Evans previously served as Chairman, President and Chief Executive Officer of Hunter Resources, Inc. ("Hunter") from September 1992 until its merger with Magnum. From December 1990 to September 1992, he served as President and Chief Operating Officer of

Hunter. From 1985 to 1990, he was the founder and President of Sunbelt Energy, Inc., prior to its merger with Hunter. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the southwestern United States. From 1977 to 1981, he served in various capacities with National Bank of Commerce (currently BankTexas, N.A.)
including Credit Manager and Credit Officer.

         Joseph R. Mannes has been a director of the Company since July 1996, and since October 1998 has been Chief Financial Officer and Secretary of Clearwire Technologies, Inc., a company offering broadband wireless Internet connectivity. From February 1996 until October 1998 Mr. Mannes was the Chief Financial Officer, Secretary and Treasurer of Interactive Creations Incorporated ("ICI"), and subsequently was General Manager of I-Magic Online (its successor company) a corporation offering real-time internet gaming services. From 1987 until joining ICI, Mr. Mannes was First Vice President in the Corporate Finance Department of Rauscher Pierce Refsnes, Inc., a Dallas, Texas stock brokerage company. From 1982 to 1987, Mr. Mannes was in the commercial lending division of the First National Bank of Boston, where he attained the position of Assistant Vice President. Mr. Mannes worked in both the Special Industry Group and the
High Technology Group at First National Bank of Boston. Mr. Mannes graduated with an MBA in Accounting and Finance from the Wharton School, Graduate Division, of the University of Pennsylvania in 1982 and an A.B. from Dartmouth College in 1980. Mr. Mannes is a Chartered Financial Analyst.

         Ronald C. Morgan has been a director of the Company since July 1996. Since June 1980, Mr. Morgan has served as Chief Operating Officer, Executive Vice President and Director of The Leather Factory, Inc., an AMEX listed company ("TLF"). Mr. Morgan was a co-founder of TLF. Mr. Morgan was employed by the Tandy Leather Company for ten years prior to 1980, eventually attaining the position of Vice-President -- Eastern Division. Mr. Morgan received a B.S. degree from West Texas State University.

                 THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                           EACH NOMINEE FOR THE BOARD.

Meetings; Committees of the Board of Directors; Recent Developments

         The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met three times during the calendar year ended December 31, 1998 and acted by unanimous consent in lieu of special meeting on six occasions during the identical period.

         The Board has two standing committees: the Compensation Committee and the Audit Committee. The functions of these committees and the number of meetings held during 1998 are described below.

         The Compensation Committee was established to fix the annual salaries and other compensation for the officers and key employees of the Company. The Compensation Committee also approves grants under and administers the Company's 1998 Stock Compensation Plan. The Compensation Committee met four times in 1998.

         The Audit Committee was established to review the professional services and independence of the Company's independent auditors, and the Company's accounting, procedures and internal controls. The Audit Committee met two times in 1998.

         The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board as a whole.

Compensation of Directors

         Each outside director of the Company is entitled to receive annual compensation of $6,000 for attendance of meetings of the Board and for serving on any committees of the Board. The Chairman of the Board of Directors of the Company is also entitled to receive monthly compensation of $5,000 for every month in which such individual serves in such capacity. The Company will reimburse directors for out-of-pocket expenses incurred for attending meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the ownership of the Company's shares of Common Stock as of August 4, 1999 by each of its directors, executive officers and persons known by the Company to beneficially own 5% or more of the outstanding shares of the Common Stock and all executive officers and directors as a group.


                                                    Shares Beneficially          Percentage of Shares
           Name(1)                                        Owned                  Beneficially Owned
----------------------------------------------------------------------------------------------------

Charles Brister(2) .................................      516,668                         9.3
Richard N. Jones(3).................................       19,459                          *
Lawrence E. Schwall, III(4).........................        6,667                          *
Joseph R. Mannes(5).................................       63,734                         1.1
Ronald C. Morgan(5).................................        3,334                          *
Gary C. Evans(6)....................................       51,114                          *
Timothy P. Halter(7)................................      374,630                         6.7
Halter Financial Group, Inc.(7).....................      374,630                         6.7
The Schlinger Foundation(8).........................      665,200                        11.9
Linda S. Neubauer(9)................................      337,838                         6.1
Officers and directors as a group (7 persons)(10)...    1,035,606                        18.5

-------------------
*Less than 1%.
(1) Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. Also, unless otherwise indicated, the address of each beneficial owner identified below is: c/o Karts International Incorporated, 62204 Commercial Street, P.O. Box 695, Roseland, Louisiana 70456.
(2) Mr. Brister is the Chief Executive Officer, President and a director of the Company. See "Certain Relationships and Related Transactions."
(3) Mr. Jones is the Vice President, Administration and Chief Financial Officer of the Company. Includes options to purchase 10,000 shares of Common Stock at an exercise price of $1.50 per share exercisable until September 30, 2003.
(4) Includes options to purchase 6,667 shares of Common Stock at an exercise price of $4.875 per share exercisable until January 30, 2002. Mr. Schwall is Vice President, Sales and Marketing of the Company.
(5)   Messrs. Mannes and Morgan are directors of the Company.
(6) Mr. Evans is a director of the Company. Includes 20,001 shares of Common Stock underlying warrants owned by Mr. Evans.
(7) Mr. Halter, the Chairman of the Board, Secretary and director of the Company, is the sole stockholder, director and president of Halter Financial Group, Inc. ("HFG") and is therefore deemed to have beneficial ownership of the shares of Common Stock held by HFG. HFG and Mr. Halter's address is 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240. See "Certain Relationships and Related Transactions."
(8) The Schlinger Foundation's address is c/o Evert Schlinger, Trustee, 1944 Edison Street, Santa Ynez, California 93460. See "Proposal 3 - Ratification of The Schlinger Note and Approval of the Issuance of the Schlinger Conversion Shares."
(9) Ms. Neubauer's address is 487 John Anderson Drive, Ormond Beach, Florida 32174.
(10) Includes 20,001 shares of Common Stock underlying warrants owned by Mr. Evans, options to purchase 10,000 shares of Common Stock granted to Mr. Jones, and options to purchase 6,667 shares of Common Stock granted to Mr. Schwall.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, by the Company to its Chief Executive Officer. No other executive officer of the Company received remuneration in excess of $100,000 during the referenced periods. Certain compensation related tables required to be reported have been omitted since no applicable compensation was awarded to, earned by or paid to any of the Company's executive officers in any fiscal year to be covered by such tables.



                           Summary Compensation Table


                                                         Annual Compensation            Long-Term Compensation
                                                   -----------------------------   ------------------------------
                                                                                         Awards
                                                                                   ------------------------------
                                                                                                      Securities
                                                                    Other Annual     Restricted       Underlying
Name/Title                                Year      Salary/Bonus    Compensation    Stock Awards     Options/SARs
----------                                ----      ------------    ------------    ------------     ------------

Robert M. Aubrey, former Chief            1998        $140,625       $22,825(2)          -0-           200,000
Executive Officer and President(1)
V. Lynn Graybill, former Chairman of      1997        $131,250         $ -0-             -0-             -0-
the Board, Chief Executive Officer        1996        $121,731       $15,000(4)          -0-             -0-
and President(3)

---------------
(1) Effective January 13, 1999, Robert M. Aubrey resigned as Chief Executive Officer, President and as a director of the Company. See "-- Employment Agreements and Related Matters."
(2)  Principally housing and transportation allowance.
(3) Effective January 15, 1998, V. Lynn Graybill resigned as Chairman of the Board, Chief Executive Officer and President of the Company. See "-- Employment Agreements and Related Matters."
(4) Represents a signing bonus equal to 10% of Mr. Graybill's base salary, which was paid by issuing Mr. Graybill 140,000 restricted shares of Common Stock of the Company.

Employment Agreements and Related Matters

         In January 1999, Charles Brister was elected Chief Executive Officer and President of the Company. He will receive an annual salary of $150,000 to be paid at the end of the year in shares of the Company's Common Stock based on a formula to be determined by the Board. Timothy P. Halter, Chairman of the Board, has agreed to defer his $5,000 monthly compensation until year end. Mr. Halter may accept payment of his compensation in shares of Common Stock, subject to the approval of the Board.

         Effective January 30, 1998, the Company entered into three-year Employment Agreement (the "Employment Agreement") with Robert M. Aubrey, whereby Mr. Aubrey agreed to serve as President and Chief Executive Officer of the Company. The Employment Agreement provided Mr. Aubrey with an annual base salary of $150,000 and options to purchase 200,000 shares of Common Stock at an exercise price of $3.25 per share. See "-- Stock Options."

         Effective January 13, 1999, Robert M. Aubrey resigned as Chief Executive Officer, President and as a director of the Company. On January 20, 1999, the Company and Mr. Aubrey entered into a Settlement Agreement and Full and Final Release of All Claims (the "Aubrey Agreement") for the purpose of satisfying and discharging all obligations of the Company to Mr. Aubrey under the Employment Agreement. The Aubrey Agreement provides that the Company shall forgive up to $19,000 of non-reimbursable expenses incurred by Mr. Aubrey and pay to Mr. Aubrey one week of earned vacation. In consideration for the foregoing, Mr. Aubrey must to adhere to the non-competition and non-solicitation covenants set forth in the Employment Agreement until January 13, 2001. As part of his separation from the Company, the Company issued to Mr. Aubrey options to purchase 15,000 shares of Common Stock at an option exercise price of $1.06 per share, which options were granted to replace the options to purchase 200,000 shares of Common Stock that were canceled at separation. The options are vested and expire on January 20, 2004.

         In January 1998, V. Lynn Graybill resigned as Chairman of the Board, Chief Executive Officer and President of the Company. The Company and Mr. Graybill entered into a Mutual Release and Separation Agreement, dated January 15, 1998 (the "Graybill Agreement"), for the purpose of satisfying and discharging all obligations of the Company to Mr. Graybill under the terms of Mr. Graybill's Employment Agreement, dated March 15, 1996. Under the terms of the Graybill Agreement, the Company paid to Mr. Graybill a one time payment of $208,100 (the "Severance Amount"). As additional consideration for the Severance Amount, Mr. Graybill agreed to adhere to the non-competition and non-solicitation covenants contained in his Employment Agreement until January 15, 2001.

         To provide for continuity of management, the Company may enter into employment agreements with other members of its executive management staff.

Stock Options

         In July 1996, the Company issued to 30 employees, who were neither officers nor directors of the Company, options to purchase an aggregate of 59,355 shares of Common Stock at an exercise price of $5.63 per share, which options are currently exercisable and expire at various times during 2001.

         In January 1997, the Company issued to an officer of the Company options to purchase 6,667 shares of Common Stock at an exercise price of $4.875 per share, which options are exercisable and expire on January 30, 2002. The Company also issued to employees, who were neither officers nor directors of the Company, options to purchase an aggregate of 52,670 shares of Common Stock at an exercise price of $4.875 per share, which options are also exercisable and expire on January 30, 2002.

         During the fiscal year ended December 31, 1998, the Company granted to certain of its employees options to purchase an aggregate of 265,000 shares of Common Stock at exercise prices ranging from $1.06 to $3.50 per share, which options expire periodically from January 31 to December 31, 2003. Of the total number of options issued during fiscal 1998, options to purchase 200,000 shares of Common Stock were issued to Robert M. Aubrey, which options were canceled upon Mr. Aubrey's resignation as an officer and director of the Company in January 1999, and an aggregate of 45,000 options were granted pursuant to the Company's 1998 Stock Compensation Plan. See "-- 1998 Stock Compensation Plan."



                        Option/Grants in Last Fiscal Year



                                         Number of Securities   Percent of Total Options
                                         Underlying Options     Granted to Employees        Exercise Price
      Name/Title                             Granted               in Fiscal 1998             ($/sh)          Expiration Date
--------------------------------------   --------------------   ------------------------    ---------------   ---------------

Robert M. Aubrey, former President and        200,000                 75.5                      $3.25          See footnote(1)
Chief Executive Officer...............
------------
(1)  The  options to  purchase  200,000  shares of Common  Stock  granted to Mr.
     Aubrey were canceled  immediately  upon his  resignation  as an officer and director of the Company in January 1999.

                     Aggregate Fiscal Year-End Option Values



                                               Number of Securities Underlying        Value of Unexercised No Market
                                            Unexercised Options at Fiscal Year-End    Value Options at Fiscal Year End
                Name/Title                    Exercisable       Unexercisable         Exercisable       Unexercisable
-----------------------------------------   --------------------------------------   -------------     ---------------
Robert M. Aubrey, former President and           -0-              200,000                 -0-           $212,000
Chief Executive Officer..................


         The exercise price per share of all options issued by the Company was based on the closing bid price of the Company's Common Stock as quoted on either the NASD Electronic Bulletin Board or The Nasdaq SmallCap Market ("Nasdaq"), as applicable, on the date of grant of such options.

1998 Stock Compensation Plan

         On May 27, 1998, the stockholders of the Company approved the 1998 Stock Compensation Plan of Karts International Incorporated (the "1998 Plan") and reserved 1,000,000 shares of Common Stock for issuance under the plan. The 1998 Plan terminates on April 1, 2008 unless previously terminated by the Board. The 1998 Plan is administered by the Compensation Committee (the "Committee") or the entire Board.

         Eligible participants in the 1998 Plan include full time employees, directors and advisors of the Company and its subsidiaries. Options granted under the 1998 Plan are intended to qualify as "incentive stock options" pursuant to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not constitute incentive stock options ("nonqualified options") as determined by the Committee.

         Under the 1998 Plan the Company may also grant "Restricted Stock" awards. "Restricted Stock" represents shares of Common Stock issued to eligible participants under the 1998 Plan subject to the satisfaction by the recipient of certain conditions and enumerated in the specific Restricted Stock grant. Conditions which may be imposed include, but are not limited to, specified periods of employment, attainment of personal performance standards or the overall performance of the Company. The granting of Restricted Stock represents an additional incentive for eligible participants under the 1998 Plan to promote the development of the Company, and may be used by the Company as another means of attracting and retaining qualified individuals to serve as employees of the Company or its subsidiaries.

         Incentive stock options may be granted only to employees of the Company or a subsidiary who, in the judgment of the Committee, are responsible for the management or success of the Company or a subsidiary and who, at the time of the granting of the incentive stock option, are either an employee of the Company or a subsidiary. No incentive stock option may be granted under the 1998 Plan to any individual who would, immediately before the grant of such incentive stock option, directly or indirectly, own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless (i) such incentive stock option is granted at an option price not less than one hundred ten percent (110%) of the fair market value of the shares on the date the incentive stock option is granted and (ii) such incentive stock option expires on a date not later than five years from the date the incentive stock option is granted.

         The purchase price of the shares of the Common Stock offered under the 1998 Plan must be one hundred percent (100%) of the fair market value of the Common Stock at the time the option is granted or such higher purchase price as may be determined by the Committee at the time of grant; provided, however, if an incentive stock option is granted to an individual who would, immediately before the grant, directly or indirectly own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the purchase price of the shares of the Common Stock covered by such incentive stock option may not be less than one hundred ten percent (110%) of the fair market value of such shares on the day the incentive stock option is granted. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value of the Common Stock shall be the highest closing price of the Common Stock on the day the option is granted or, if no sale of the Common Stock is made on an established stock exchange on such day, on the next preceding day on which there was a sale of such stock. If there is no market price for the Common Stock, then the Board and the Committee may, after taking all relevant facts into consideration, determine the fair market value of the Common Stock.

         Options are exercisable in whole or in part as provided under the terms of the grant, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Except in case of disability or death, no option shall be exercisable after an optionee ceases to be an employee of the Company, provided that the Committee has the right to extend the right to exercise for a period not longer than three months following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Committee may extend the exercise period for a period not in excess of one year following the date of termination of the optionee's employment. If an optionee dies while in the employ of the Company and shall not have fully exercised his options, the options may be exercised in whole or in part at any time within one year after the optionee's death by the executors or administrators of the optionee's estate or by any person or persons who acquired the option directly from the optionee by bequest or inheritance.

         Under the 1998 Plan, an individual may be granted one or more options, provided that the aggregate fair market value (determined at the time the option is granted) of the shares covered by incentive options which may be exercisable for the first time during any calendar year shall not exceed $100,000. There presently are outstanding options to purchase 45,000 shares of Common Stock at prices ranging from $1.06 to $2.98 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 1996, the Company in a private sale sold 233,333 shares of Common Stock to 13 investors (the "Investors") for $525,000 (the "March 1996 Offering"). In connection with the March 1996 Offering, the Company and HFG agreed to issue additional shares of Common Stock to the Investors if on March 31, 1998 (the "Offering Valuation Date") the average closing bid price of the Common Stock for the 10 trading days prior to and including the Offering Valuation Date (the "Stock Market Value") did not equal or exceed $4.50 per share, such that each Investor would receive for no additional consideration an additional number of shares of Common Stock necessary to increase the Stock Market Value per share of the Common Stock acquired to $4.50 per share. HFG placed into escrow 233,333 shares of Common Stock (the "HFG Escrow Shares") to be issued to Investors if an adjustment was required. Based upon the Stock Market Value of the Company Stock on the Offering Valuation Date, Investors received an aggregate of 95,624 HFG Escrow Shares. The remaining 137,709 HFG Escrow Shares were released from escrow and delivered to HFG.

         The Company and Charles Brister, the Chief Executive Officer and President of the Company, have entered into a Real Estate Option Right of First Refusal Agreement for the Roseland facility. Under the terms of this agreement, the Company may, at its sole option, purchase the real property and improvements for $550,000. The option expires on December 31, 2000. The Company and Mr. Brister have also entered into a lease agreement for the Roseland manufacturing facility, including the corporate offices, which expires in 2000. The monthly lease payment for the Roseland facility is $6,025 with certain adjustments. The Company believes these terms are comparable to existing market rates in the region.

         The Company has executed five promissory notes in the principal amounts of $54,623.09, $75,000, $75,000, $25,000 and $6,849.13, respectively, payable to
Charles Brister. Interest on each note accrues at a rate of 12% per annum and is payable monthly, with the principal balance of each note being due at the earlier of receipt by the Company of at least $1.5 million from the sale of equity securities or September 30, 1999. Proceeds from the loans were used to reduce Company indebtedness and to provide working capital.

         On June 3, 1999, the Company consummated a $1.5 million convertible loan transaction with The Schlinger Foundation. For a detailed discussion of this transaction, please see "Proposal 3 -- Ratification of The Schlinger Loan and Approval of the Issuance of the Schlinger Conversion Shares."

         The Schlinger  Foundation  also  purchased  500,000 shares of Preferred
Stock, at a price of $1.00 per share, in the Company's private offering consummated on June 30, 1999. See "Proposal 2 -- Ratification of the Issuance of the Preferred Stock and Approval of the Issuance of the Preferred Conversion Shares."

         The Company believes that all the foregoing related-party transactions were on terms no less favorable to the Company than could reasonably be obtained from unaffiliated third parties. All future transactions with affiliates will be approved by a majority of disinterested directors of the Company and on terms no less favorable to the Company than those that are generally available from unaffiliated third parties.

                PROPOSAL 2 -- RATIFICATION OF THE ISSUANCE OF THE
                  PREFERRED STOCK AND APPROVAL OF THE ISSUANCE
                       OF THE PREFERRED CONVERSION SHARES

Description of the Proposal

         The Board is requesting that the stockholders ratify and confirm the Company's issuance of 1,550,000 shares of its 9% Cumulative Convertible Preferred Stock (the "Preferred Stock") to participants in its private offering consummated on June 30, 1999 (the "Private Placement"). The Board is also requesting that the stockholders approve the issuance of up to 6,200,000 shares of Common Stock (the "Preferred Conversion Shares"), subject to adjustment, to the holders of the Preferred Stock who wish to convert such securities into shares of Common Stock at the conversion rate described below. The Preferred Stock was sold to investors, which included officers and directors of the Company who purchased an aggregate of 520,000 shares of Preferred Stock on the same terms as other investors. See "Certain Relationships and Related Transactions." The Private Placement closed on June 30, 1999. The material terms of the Private Placement and the Preferred Stock, respectively, are summarized below.

Summary of the Private Placement and the Preferred Stock

         The Private Placement. Pursuant to the terms and conditions set forth in the Company's private placement memorandum dated March 31, 1999, the Company sold an aggregate of 1,550,000 shares of Preferred Stock for aggregate offering proceeds of $1,550,000 or a per share purchase price of $1.00. The Private Placement was consummated on June 30, 1999. The proceeds from the sale of the Preferred Stock are being used by the Company for working capital and payment of trade debt.

         The Preferred Stock. The Preferred Stock constitutes a single series of preferred stock. The shares of Preferred Stock are fully paid and non-assessable. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company's Articles of Incorporation and the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock (the "Certificate of Designation)" which is on file with the U.S. Securities and Exchange Commission as an exhibit to the Company's current Report on Form 8-K dated July 28, 1999.

         Dividends. Holders of shares of the Preferred Stock are entitled to receive, out of funds legally available therefor, a dividend at the rate of $.09 per share per annum, payable in semi-annual installments on June 30 and December 31, commencing December 31, 1999. Such dividends may be paid in cash or shares of Common Stock, at the Company's option. The number of shares of Common Stock to be issued as a stock dividend shall be determined by the current market price of a share of Common Stock on the record date for such stock dividend. The current market price of a share of Common Stock on the record date shall be the closing sale price on such day as reported by Nasdaq or on any other exchange on which the shares of Common Stock may be traded. No fractional shares will be issued for dividends. The amount of any dividends represented by such fractional shares will be payable by rounding up to the next whole number for such stock dividend. Dividends on the Preferred Stock will be cumulative from the date of initial issuance of the Preferred Stock. Dividends will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board.

         If dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and such other preferred stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other preferred stock bear the same ratio to each other that accumulated dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of any shares of such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends). The Company has agreed not to declare or pay any cash dividend on its Common Stock during such period that the Preferred Stock remains outstanding.

         Conversion Rights. The holder of any shares of the Preferred Stock will have the right, at the holder's option, to convert any or all such shares into Common Stock at any time during the period commencing on June 30, 1999 and expiring on the fourth anniversary of such date (the "Conversion Period"). Subject to certain adjustments as described below, the Preferred Stock is convertible at the rate of one share of Common Stock for each $.25 in Face Amount of the Preferred Stock converted (initially four shares of Common Stock for each share of Preferred Stock converted). If the Preferred Stock is not voluntarily converted prior to the expiration of the Conversion Period, each share of Preferred Stock then outstanding shall be automatically converted at the rate of one share of Common Stock for each $.25 in Face Amount of the Preferred Stock converted, subject to certain adjustments described below. The Company shall also be required to pay all accrued but unpaid dividends due and owing to the holders of the Preferred Stock as of expiration date of the Conversion Period. The holders of the Preferred Stock have contractually agreed to suspend their right to convert their shares of Preferred Stock into shares of Common Stock until such time as the matters contemplated by this proposal and Proposal 4 below have been ratified and/or approved by the stockholders.

         In the event the Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption. Payment shall be made upon a resulting conversion of any share of Preferred Stock and shall be adjusted to account for any unpaid and accrued dividends on the shares surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, the Company shall round up the fractional share.

         The conversion rate will be subject to adjustment upon the occurrence of the following events: (i) stock split, recapitalization, combination of shares of the Company, or other similar event or (ii) the sale or other issuance of shares of Common Stock at a price less than the then applicable conversion rate. If during the Conversion Period the Company sells or issues shares of Common Stock at less than the then applicable conversion rate, the conversion rate shall then become the price at which such securities were sold on a per share basis. The conversion rate will not be adjusted upon (i) the issuance of Common Stock as dividends on either the outstanding Common Stock, the Preferred Stock or other duly issued securities of the Company; (ii) the issuance of shares of Common Stock upon the exercise of outstanding options or warrants;
(iii) the issuance of shares of Common Stock upon the exercise of options granted under the 1998 Plan; (iv) any issuance of shares of Common Stock to Charles Brister, Chief Executive Officer and President of the Company, or any other executive officer of the Company in lieu of compensation during calendar year 1999; and (v) an issuance or distribution of Common Stock, rights or warrants to subscribe for shares of Common Stock, or other securities or debt instruments convertible into Common Stock, subject only to the requirement that such securities be sold at a price per share or be convertible into Common Stock at a price in excess of the then applicable conversion rate of the Preferred Stock.

         In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provision shall be made such that the holder of each share of Preferred Stock then outstanding shall have the right thereafter, during the period such share of Preferred Stock shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

         Holders of Preferred Conversion Shares will be entitled to the same rights applicable at the time of conversion to other holders of Common Stock. The holders of the shares of the Preferred Stock have no preemptive rights with respect to any securities of the Company.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other junior stock, liquidating distributions in the amount of $1.00 per share plus accumulated and unpaid dividends. If upon any liquidation, dissolution or winding up of the Company, the assets distributable to the holders of the Preferred Stock and any other preferred stock ranking as to any such distribution on a parity with the Preferred Stock are insufficient to fully pay the preferential amount, the holders of the Preferred Stock and of such other preferred stock will share ratably in such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities will be considered a liquidation, dissolution or winding up of the Company.

         The right of the Company, and the rights of its creditors and stockholders (including holders of the Preferred Stock), to participate in the distribution of the assets of any subsidiary of the Company upon any liquidation or reorganization of such subsidiary, or otherwise, will be subject to the prior claims of creditors of such subsidiary (except to the extent the Company may itself be a creditor with recognized claims against such subsidiary).

         Redemption at the Option of Company. The Preferred Stock may not be redeemed prior to March 31, 2000. The Preferred Stock is redeemable thereafter for cash, in whole or in part, at any time at the option of the Company at $1.09 per share.

         If less than all of the outstanding shares of the Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot or in such other manner as the Board may determine. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock. In the event the Company has failed to pay accrued and unpaid dividends on the Preferred Stock, it may not redeem any of the then outstanding shares of Preferred Stock until all such accrued and unpaid dividends have been paid in full.

         In the event the Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption. After the redemption date, dividends will cease to accrue on the shares of the Preferred Stock called for redemption and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price).

         Voting Rights. Except as indicated below, the holders of shares of Preferred Stock have no voting rights. If the equivalent of two consecutive semi-annual (one year) dividends payable on the Preferred Stock or on any other preferred stock is in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding shares of the Preferred Stock and any other preferred stock ranking on a parity as to dividends or upon liquidation with the Preferred Stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all cumulative dividends in arrears have been paid in full and until any non-cumulative dividends payable on all preferred stock have been paid regularly for at least one year.

         In addition, without the vote or consent of the holders of at least a majority of the number of then outstanding shares of the Preferred Stock and any other preferred stock ranking on a parity as to dividends or upon liquidation with the Preferred Stock, the Company shall not (i) create, or increase the authorized number of shares of, any series or class of stock ranking prior to the Preferred Stock either as to dividends or upon liquidation, (ii) amend, alter or repeal any of the rights and preferences of the Preferred Stock or
(iii) authorize any reclassification of the Preferred Stock. Accordingly, the voting rights of the holders of the Preferred Stock could under certain circumstances operate to restrict the flexibility the Company would otherwise have in connection with future changes to its capital structure.



                                      -12

Rationale for the Proposal

         The Company's Common Stock and Redeemable Common Stock Purchase Warrants (the "Warrants") are currently traded on Nasdaq. Nasdaq Marketplace rules require that the Company obtain stockholder approval prior to the issuance of securities convertible into Common Stock, if the number of shares of Common Stock to be issued upon such conversion equals or exceeds 20% of the number of shares of Common Stock outstanding before the issuance of the convertible securities. The conversion of all of the outstanding shares of Preferred Stock would result in the issuance of 6,200,000 Preferred Conversion Shares, which number of Preferred Conversion Shares represents greater than 20% of the number of shares of Common Stock outstanding on the date the Preferred Stock was issued. Since the Company faced a cash flow and working capital deficit and an immediate need for cash to meet production schedules of its products, it did not have sufficient time to obtain stockholder approval prior to the issuance of the Preferred Stock. The Company has received notice from Nasdaq that as a result of the sale of the Preferred Stock, it is in violation of Nasdaq's Marketplace rules and is therefore subject to having its securities delisted from Nasdaq unless the Company is either able to obtain stockholder approval of this proposal or able to obtain an agreement from all Preferred Stockholders to modify the terms of the Preferred Stock, which is unlikely. If the Company does not obtain stockholder ratification of the sale of the Preferred Stock and approval of the issuance of the Preferred Conversion Shares, the Company's securities will be delisted from Nasdaq and the Company will likely be in default of the terms of the Preferred Stock.

         To assist the Company in avoiding delisting from Nasdaq, the holders of the Preferred Stock have agreed not to convert their shares of Preferred Stock until such time as the stockholders have ratified the Private Placement and approved the issuance of the Preferred Conversion Shares. However, if stockholder approval of this proposal is not obtained, the Company does not believe that holders of the Preferred Stock will agree to a modification of the current conversion rate to one that would result in the issuance of Preferred Conversion Shares representing less than 20% of the outstanding Common Stock. Therefore, the Board is seeking ratification of the Private Placement and approval of the issuance of the Preferred Conversion Shares.

         If the stockholders do not approve this proposal, the Company will continue to be in violation of Nasdaq's Marketplace rules, which will subject the Company's securities to delisting. In such event, the holders of the Preferred Stock may seek, among other legal remedies, recission of the Private Placement. If the Company is delisted, the securities will likely be traded on the Pink Sheets maintained by the National Quotation Service Bureau, Inc. as the Company will be ineligible to trade its securities on the OTC Electronic Bulletin Board or any other national exchange as the rules of such institutions are identical or similar to those of Nasdaq. If the Company's securities are traded on the Pink Sheets, the market value of such securities may be adversely effected given that the sale of the Company's securities would become subject to certain regulations adopted by the U.S. Securities and Exchange Commission (the "Commission") which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in the Company's securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in the security. Accordingly, the Commission's rules may limit the number of potential purchasers of the Company's securities.

         If the Preferred Stockholders seek recission of the Private Placement, the Company does not possess or have access to the funds required to be paid to such holders upon an action for recission. The Company may then be subject to litigation by the Preferred Stockholders which would have a material adverse effect upon the Company and its operations and may force the Company to seek protection under federal bankruptcy laws.

Effect of the Adoption of the Proposal

         The issuance of the Preferred Conversion Shares would be dilutive to the interests of the holders of the currently outstanding shares of Common Stock. If the stockholders approve this proposal, the Preferred Stock may be converted into an aggregate of 6,200,000 shares of Common Stock at the current conversion rate. Such Preferred Conversion Shares would represent 53% of the shares of Common Stock outstanding upon conversion. The dilutive effect of such conversion may also negatively effect the market price of the Common Stock.

Recommendation of The Board of Directors

         The Board unanimously recommends that each stockholder vote in favor of this proposal. A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are present at the Meeting and entitled to vote will be necessary to adopt Proposal No. 2. Charles Brister, Chief Executive Officer and President of the Company, Timothy P. Halter, Chairman of the Board and Secretary of the Company, and The Schlinger Foundation have entered into a Voting Agreement (the "Voting Agreement") whereby each party has agreed to vote the shares of Common Stock over which they have voting control for this proposal. The parties to the Voting Agreement have voting control over an aggregate of 1,556,498 shares of Common Stock representing approximately 28% of the Common Stock outstanding as of the date of this Proxy Statement.

                   THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
                      FOR THE RATIFICATION OF THE ISSUANCE
                   OF PREFERRED STOCK AND FOR APPROVAL OF THE
                   ISSUANCE OF THE PREFERRED CONVERSION SHARES

                PROPOSAL 3 -- RATIFICATION OF THE SCHLINGER LOAN
                       AND APPROVAL OF THE ISSUANCE OF THE
                           SCHLINGER CONVERSION SHARES

Description of the Proposal

         The Board is requesting that the stockholders approve a proposal to ratify and confirm the $1.5 million convertible term loan to the Company by The Schlinger Foundation (the "Schlinger Loan") and to approve the issuance of up to 4,000,000 shares of Common Stock (the "Schlinger Conversion Shares"), subject to adjustment, upon the conversion by The Schlinger Foundation (the "Foundation") of the principal balance of the term loan.

Description of Loan Transaction

         On June 3, 1999, the Company concluded the Schlinger Loan, whereby the Company borrowed from the Foundation the principal amount of $1.5 million as evidenced by the $1.5 million Convertible Term Note (the "Term Note") executed by the Company in favor of the Foundation. The Term Note requires that interest on the principal balance be paid monthly commencing June 30, 1999, with the principal of the loan plus accrued but unpaid interest being due and payable in one installment, on May 31, 2004. The principal balance of the Term Note bears interest at the rate of twelve percent (12%) per annum. The principal balance of the Term Note is convertible, in whole or in part (in integral multiples of $500,000), into the Schlinger Conversion Shares. The number of Schlinger Conversion Shares to be issued upon conversion is equal to the amount of unpaid principal converted divided by the conversion price of $.375. The conversion price is subject to adjustment upon the occurrence of certain events, including stock splits and combinations, dividends or distributions, and reclassifications, exchanges and substitutions.

         The Term Note is subject to the terms and conditions set forth in the Loan Agreement dated June 3, 1999 (the "Loan Agreement") by and between the Company and the Foundation. The Loan Agreement imposes upon the Company affirmative, negative and financial covenants customary in this type of loan transaction. Specifically, under the affirmative covenants, the Company must maintain adequate books and records, remain in compliance with applicable laws, satisfy all tax obligations, maintain proper insurance and advise the Foundation of certain corporate changes or events. A further affirmative covenant requires that the Company effect an amendment to its Articles of Incorporation to increase its authorized shares of Common Stock within 120 days of the date of the Loan Agreement. See "Proposal 4 -- Increase in the Number of Authorized Shares of Common Stock." The negative covenants to which the Company is subject prohibit the Company from changing the nature of its business, liquidating, merging, consolidating or selling substantially all of its assets, or incurring any additional debt obligations without the prior written consent of the Foundation. The financial covenants require that the Company (i) maintain a monthly ratio of current assets to current liabilities of not less than 1.5 to 1.0, (ii) maintain a total liabilities to tangible net worth ratio of 2.5 to 1.0 and (iii) have a monthly tangible net worth of $2.5 million. Failure by the Company to abide by or satisfy any of the foregoing covenants will result in an event of default under the Term Note. Upon an event of default, the Foundation may declare the unpaid principal balance plus accrued and unpaid interest immediately due and payable or foreclose on all liens granted to the Foundation.

         The Term Note is secured by all of the accounts, inventory and equipment of the Company and each of its wholly-owned subsidiaries. Furthermore, the obligations of the Company under the Term Note are guaranteed by each of the Company's wholly-owned subsidiaries.

         On July 12, 1999, the Company and the Foundation executed the Waiver and First Amendment to Loan Agreement (the "Amended Loan Agreement") whereby the Company agreed to obtain stockholder ratification and approval of the matters contemplated in this Proposal 3 on or before September 30, 1999. The failure of the Company to obtain stockholder ratification of the Schlinger Loan and approval of the issuance of the Schlinger Conversion Shares will constitute an event of default under the Loan Agreement.

Rationale For the Proposal

         The Company is seeking ratification of the Schlinger Loan and approval of the issuance of up to 4,000,000 Schlinger Conversion Shares, subject to adjustment, to comply with Nasdaq's Marketplace rules and to avoid an event of default under the Amended Loan Agreement. As discussed in Proposal 2 above, Nasdaq requires that a listed company obtain stockholder approval prior to issuing debt or equity securities convertible into Common Stock, if the number of shares of Common Stock to be issued upon conversion equals or exceeds 20% of the shares of Common Stock outstanding at the time the convertible securities are issued. The Company did not seek stockholder approval prior to entering the Schlinger Loan transaction since the Company had an immediate need for capital to meet production schedules for its products and is therefore in violation of the afore-referenced Nasdaq Marketplace rules. The Foundation has however agreed to forbear from converting the Term Loan until such time as stockholder ratification and approval of this proposal are obtained. However, if ratification and approval of this proposal are not obtained by September 30, 1999, the Company will be in default under the terms of the Amended Loan Agreement.

         Absent the Company's ability to negotiate a modified conversion price for the Term Note, failure to obtain stockholder approval of this proposal will likely subject the Company's securities to delisting. If the Company's securities are delisted from Nasdaq, it is likely the Common Stock and Warrants will be traded on the Pink Sheets as they will be ineligible to trade on the OTC Electronic Bulletin Board or any other national exchange as the rules of such institutions are identical or similar to those of Nasdaq., If the Company's securities are traded on the Pink Sheets, the market value of such securities may be adversely effected. See "Proposal 2 -- Ratification of the Issuance of the Preferred Stock and Approval of the Issuance of the Preferred Conversion Shares."

         Approval of this proposal is also necessary to avoid an event of default under the Amended Loan Agreement. The Company is obligated to obtain stockholder ratification of the loan transaction and approval of the issuance of the Schlinger Conversion Shares on or before September 30, 1999. If this proposal is not approved by the stockholders, the Foundation can declare the entire outstanding principal balance of the Term Note immediately due and payable and foreclose upon the collateral securing the obligation if the Company is unable to repay the Term Note in full upon an event of default. The Company does not currently have the funds to pay the Term Loan in full. Therefore, the ability of the Company to continue as a going concern would be adversely affected by an event of default which could not be cured by the Company. Failure to cure an event of default could result in the Company seeking protection under federal bankruptcy laws.

Effect of the Adoption of the Proposal

         The issuance of Schlinger Conversion Shares would be dilutive to the interests of the holders of the currently outstanding shares of Common Stock. If the stockholders approve this proposal, the Term Note may be converted into 4,000,000 shares of Common Stock at the current conversion rate. Such Schlinger Conversion Shares would represent approximately 42% of the shares of Common Stock then outstanding. The dilutive affect of such conversion may also negatively affect the market price of the Common Stock. If the Schlinger Conversion Shares and Preferred Conversion Shares are all issued, the Company would have approximately 15,774,298 outstanding shares of Common Stock of which the Schlinger Conversion Shares would represent approximately 25% and the Preferred Conversion Shares would represent approximately 39%.

Recommendation of the Board of Directors

         The Board unanimously recommends that each stockholder vote in favor of this proposal. A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are present at the Meeting and entitled to vote will be necessary to adopt Proposal No. 3. The parties to the Voting Agreement have agreed to vote their shares of Common Stock for this proposal.

               THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
             RATIFICATION OF THE SCHLINGER LOAN AND FOR APPROVAL OF
                 THE ISSUANCE OF THE SCHLINGER CONVERSION SHARES

                     PROPOSAL 4 -- INCREASE IN THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

Description of the Proposal

         On June 29, 1999, the Board approved, subject to the consideration and approval of the stockholders of the Company, a proposed amendment to the Company's Articles of Incorporation to increase the authorized capital stock of the Company by increasing the number of shares of Common Stock available for issuance from 14,000,000 shares to 35,000,000 shares. The number of shares of Preferred Stock available for issuance shall remain at 10,000,000 shares.

Rationale for the Proposal

         The principal reason for recommending approval of this proposal is to accommodate the potential conversion of the Preferred Stock and the Term Note into shares of Common Stock. Presently, the outstanding total number of authorized but unissued shares is inadequate to satisfy the possible conversion of all of the Preferred Stock and the Term Note.

         As of the Record Date, a total of 4,569,511 shares of Common Stock were authorized but not issued or reserved for issuance. On the Record Date, a total of 5,574,298 shares of Common Stock were issued and outstanding and a total of 3,856,191 shares of Common Stock, not including the Preferred Conversion Shares or the Schlinger Conversion Shares, were reserved or otherwise committed for possible issuance by the Company to the holders of various warrants and to employees pursuant to various benefit plans of the Company.

         The proposal to increase the Company's authorized Common Stock is thus intended to ensure that the Company has sufficient Common Stock to meet the foregoing obligations and to provide additional authorized shares that could be issued in connection with exercise of stock options, possible future stock splits, stock dividends and mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Stock or securities convertible into Common Stock.

         While the Board believes it important that the Company have the flexibility that would be provided by having available additional authorized Common Stock, the Company does not now have any commitments, arrangements or understandings which would require the issuance of such additional shares of Common Stock other than the shares reserved for issuance pursuant to the terms of the Private Placement and the Schlinger Loan. The availability of additional authorized shares of Common Stock would simply permit the Board to respond in a timely manner to future opportunities and business needs of the Company as they may arise and would avoid the possible necessity and expense of a special meeting of stockholders to increase the authorized Common Stock.

         If this proposal is not approved by the stockholders, the Company will be in default of the terms and conditions of the Preferred Stock as well as the Loan Agreement and Term Note related to the Schlinger Loan transaction as it will not have enough shares of Common Stock to issue upon either the conversion of the Preferred Stock or the Term Note. As this proposal relates to the Private Placement and the issuance of the Preferred Conversion Shares, such a violation could result in the participants in the Private Placement seeking recission of the offering. The Company has utilized all of the proceeds from the Private Placement for working capital and payment of trade debt and would therefore be unable to satisfy a claim for recission. Any action for recission would have a material adverse effect upon the business operations of the Company to the extent that the Company could be forced to seek protection under federal bankruptcy laws.

         Furthermore, if the stockholders do not approve this proposal, the Company will be in default of certain provisions of the Term Note. The Loan Agreement requires that an amendment to the Articles of Incorporation of the Company to increase the Company's authorized Common Stock be approved by the stockholders on or before October 1, 1999. Upon an event of default, the Foundation may declare the unpaid principal balance of the Term Note immediately due and payable or foreclose on the collateral securing the obligation. If the Foundation exercises its remedies upon an event of default under the Loan Agreement, the Company may be forced to seek protection under federal bankruptcy laws, absent its ability to negotiate a resolution to the event of default with the Foundation.

Effects of the Adoption of the Proposal

         If the authorized shares of Common Stock are increased as proposed, the authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board may deem advisable without further action by the stockholders of the Company except as may be required by law or the rules of any stock exchange on which the Common Stock may be listed. Such an issuance may decrease or increase the book value per share of Common Stock presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per share prior to such issuance. The issuance of additional shares could dilute the voting power and equity of the holders of outstanding Common Stock and may have the effect of discouraging attempts by a person or group to take control of the Company.

Recommendation of the Board of Directors

         Adoption of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of the majority the shares of the Common Stock outstanding on the Record Date. If approved by the stockholders, such increase in the number of authorized shares will become effective on the filing with the Secretary of State of Nevada of an amendment to the Company's Articles of Incorporation setting forth such increase in the outstanding shares Common Stock. The parties to the Voting Agreement have agreed to vote their respective shares of Common Stock for this proposal.

               THE BOARD RECOMMENDS A VOTE FOR THE INCREASE IN THE
                  NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S
                       COMMON STOCK TO 35,000,000 SHARES.

                 PROPOSAL 5 -- APPROVAL OF AMENDMENT TO ARTICLES
                   OF INCORPORATION TO EFFECT A REVERSE STOCK
                            SPLIT OF THE COMMON STOCK

Description of the Proposal

         The Board is also hereby soliciting stockholder approval of, in the form provided for in the Certificate of Amendment attached hereto as Exhibit "A", a reverse stock split with respect to all issued shares of Common Stock. As a result of the reverse stock split, every three (3) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Certificate of Amendment with the Secretary of State of Nevada (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

         In order to effect the reverse split, the stockholders are being asked to approve the Certificate of Amendment, a copy of which is attached hereto as Exhibit "A". The form of Certificate of Amendment attached hereto contemplates approval of Proposal 4. If this proposal is, but Proposal 4 is not, approved the Certificate of Amendment shall be revised accordingly. The Board believes that the reverse split is in the best interests of both the Company and its stockholders and has approved the reverse split. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the reverse split if at any time prior to its effectiveness it determines, in its sole discretion, that the reverse split is no longer in the best interests of the Company and its stockholders.

Effects of the Reverse Split

         If effected, the reverse split would reduce the number of outstanding shares of Old Common Stock from 5,574,298 shares as of August 4, 1999 to approximately 1,858,099 shares of New Common Stock as of the Effective Date. The reverse split would have no effect on the number of authorized shares of Common Stock or preferred stock or the par value of the stock. All outstanding options, warrants, rights and convertible securities that include provisions for adjustment in the number of shares covered thereby, and the exercise or conversion price thereof, would be proportionately adjusted for the reverse split automatically on the Effective Date. The reverse split would not effect any stockholders proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock, or cash if the Company so elects, in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock will be effected by the reverse split. The reverse split will result in some stockholders holding old-lots of the Company's Common Stock (blocks of less than one hundred shares). Because broker-dealers typically charge a higher commission to complete trades in odd-lots of securities, the transaction costs may increase for the stockholders who will hold odd-lots after the reverse split. Although the Board believes as of the date of this Proxy Statement that the reverse split is advisable, the reverse split may be abandoned by the Board at any time before, during or within 180 days after the meeting and prior to the Effective Date.

         Dissenting stockholders have no appraisal rights under Nevada law or under the Company's Articles of Incorporation or Bylaws in connection with the reverse split.

         The Board may make any and all changes to the form of Certificate of Amendment, a copy of which is attached hereto as Exhibit "A", that it deems necessary in order to file such Certificate of Amendment with the Secretary of State of Nevada and give effect to the reverse split under Nevada law.

         After the Effective Date of the reverse stock split, the current stockholders would own approximately 1,858,099 shares of New Common Stock. If the Preferred Stock and Term Loan are fully converted, there would be approximately 5,258,100 outstanding shares of New Common Stock of which current stockholders would own approximately 35%, and the Preferred Conversion Shares and Schlinger Conversion Shares would represent 39% and 25%, respectively, of the outstanding New Common Stock.

Rationale for the Proposal

         On February 17, 1999, Nasdaq advised the Company that as the bid price of the Common Stock had been below $1.00 per share for a prolonged period of time, the Common Stock failed to meet a continued listing requirement and the Company's securities were subject to delisting. To avoid delisting, the Company proposes that its stockholders approve the reverse stock split to facilitate the Company's satisfaction of the continued listing requirements of Nasdaq. By effecting the reverse stock split, the Company's trading price may be increased which would in part facilitate maintaining listing on Nasdaq and in turn enhance liquidity of the Common Stock.

         While the Board believes that the Common Stock would trade at higher prices than those which have prevailed in recent months, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical results of the reverse split since there are numerous factors and contingencies which could effect such price. No assurance can be given that the Company will meet or maintain the minimum bid pricing list for the Nasdaq following the reverse split.

Mechanics of the Reverse Split

         If the reverse split is approved by the requisite vote of the Company's stockholders, the Effective Date shall be no later than February 26, 2000 unless abandoned by the Board as described above. Upon filing of the Certificate of Amendment every three (3) issued and outstanding shares of Old Common Stock will be automatically and without any action on the part of the stockholders converted into and constituted as one (1) share of New Common Stock. As soon as practicable after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the reverse split. Certificates should not be sent to the Company or the transfer agent prior to the receipt of such letter of transmittal from the Company.

         Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the reverse split.

         No scrip or fractional certificates will be issued in the reverse split. Instead, the Company will issue one additional share of New Common Stock, or cash if it so elects, in lieu of fractional shares. If the Company elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing bid price of the New Common Stock on the Nasdaq, or the exchange or quotation service on which the New Common stock is then listed, for the five trading days preceding the Effective Date. Such cash payment, if elected by the Company, would be made upon surrender to the Company's transfer agent of stock certificates representing a fractional share interest. The ownership of fractional interests will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

Federal Income Tax Consequences of the Reverse Split

         The following is a summary of the material anticipated federal income tax consequences of the reverse split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, Regulations, federal statutes or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely effect the discussion in this summary.

         THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS OF THE COMPANY IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (FOR EXAMPLE, LIFE INSURANCE COMPANIES, REGULATED INVESTMENT COMPANIES AND FOREIGN TAXPAYERS). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS OR HER PERSONAL TAX ADVISOR AS
TO: (I) THE EFFECT ON HIS OR HER PERSONAL TAX SITUATION OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (II) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (III) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS OR HER OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

         No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the reverse split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws.

         The Company believes that the reverse split will qualify as a recapitalization under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the reverse split, except with respect to any cash received in lieu of fractional shares. The stockholder of the Company who exchanges his or her Old Common Stock for shares of New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such holder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided that all such Common Stock was held as a capital asset on the date of the exchange. Each stockholder who will receive cash, if any, in lieu of fractional shares of New Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional shares.

Vote Required

         The approval of the Certificate of Amendment to the Company's Articles of Incorporation effecting the reverse split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the Meeting. The parties to the Voting Agreement have agreed to vote their shares of Common Stock for this proposal.

             THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
              AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                       TO EFFECT THE REVERSE STOCK SPLIT.

                    PROPOSAL 6 -- APPROVAL OF THE APPOINTMENT
                             OF INDEPENDENT AUDITORS

         The Board has appointed, subject to the approval of the stockholders, the firm of S.W. Hatfield + Associates ("Hatfield + Associates") as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999. Hatfield + Associates has served as the Company's independent public accountants since 1996 and audited the books and records of the Company for its fiscal year ended December 31, 1998. To the knowledge of management of the Company, neither Hatfield + Associates nor any of their members has any direct or material indirect financial interest in the Company, nor any connection with the Company in any capacity other than as independent public accountants.

         Stockholder approval of this appointment is not required; however, as a matter of good corporate governance, the Board is seeking approval of this appointment. If the appointment is not approved, the Board must then determine whether to appoint other auditors prior to the end of the current fiscal year, and in such case, the opinions of stockholders will be taken into consideration.

         The following resolution concerning the appointment of independent auditors will be offered at the Meeting:

                  RESOLVED, that the appointment by the Board of Directors of S.W. Hatfield + Associates to audit the consolidated financial statements and related books, records and accounts of the Company and its subsidiaries for fiscal year 1999 at a remuneration to be determined by the Board of Directors of the Company is hereby ratified.

         The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted in favor of the adoption of the resolution of approval of Hatfield + Associates as the Company's independent public accountants to audit the Company's financial statements for the fiscal year ending December 31, 1999.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
            FOR THE APPOINTMENT OF S.W. HATFIELD + ASSOCIATES AS THE
                COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT
                 THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                              STOCKHOLDER PROPOSALS

         If a stockholder wishes to have a proposal considered for inclusion in the Company's proxy materials for the next annual meeting of stockholders, the proposal must comply with the proxy rules promulgated by the United States Securities and Exchange Commission, be stated in writing and be submitted on or before May 3, 2000. Any proposals should be mailed to the Company at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, Attention:
Timothy P. Halter.

                                  OTHER MATTERS

         The Board is not aware of any other matters to be brought before the Meeting. If any other matters, however, are properly brought before the Meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies with respect to such matters in accordance with their best judgment.

                                  MISCELLANEOUS

         All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.
The Company has not engaged a proxy solicitor.

         Upon the written request of any holder of the Company's Common Stock entitled to vote at the Annual Meeting of Stockholders, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, including financial statements thereto, as filed with the Securities and Exchange Commission. Requests should be directed to Karts International Incorporated, 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, (972) 233-0300; Attention: Timothy P. Halter.

                                        By Order of the Board of Directors


                                        Timothy P. Halter
                                        Chairman of the Board

                                   EXHIBIT "A"


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION



         KARTS INTERNATIONAL INCORPORATED ("the Corporation"), a corporation organized and existing under and by virtue of the Nevada General Corporation Law, DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Karts International Incorporated.

         SECOND: The Board of Directors of the Corporation adopted a resolution to amend the Articles of Incorporation as amended. Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

                  "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The aggregate number of shares of capital stock that the Corporation will have authority to issue is Forty-Five Million (45,000,000) shares, Thirty-Five Million (35,000,000) of which will be shares of Common Stock, having a par value of $.001 per share, and Ten Million (10,000,000) of which will be shares of Preferred Stock, having a par value of $.001 per share. Upon the amendment of this Article, every three (3) issued and outstanding shares of Common Stock $.001 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock $.001 par value per share ("New Common Stock"), subject to the treatment of fractional interest as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Articles of Incorporation becoming effective, pursuant to the Nevada General Corporation Law (the "Effective Date"), represented outstanding shares of Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

                  No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the Nasdaq market for the five trading days preceding the Effective Date. Such cash payment if elected by the Corporation, would be made upon surrender to the Corporations's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

                  Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue  and the  dates  from  which  dividends  on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fly by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law."

         THIRD: This certificate of Amendment of Articles of Incorporation shall be effective as of __________________, 1999.

         FOURTH: The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is ______________; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                               KARTS INTERNATIONAL INCORPORATED


                                               --------------------------------
                                               Charles Brister, President


                                               --------------------------------
                                               Timothy M. Halter, Secretary

State of ________________. ss.
                                    ss.
County of ______________.  ss.

         On _______________________, personally appeared before me, a Notary Public, Charles Brister and Timothy M. Halter who acknowledged that they executed the above instrument.




                                               --------------------------------
                                               Notary Public

                        KARTS INTERNATIONAL INCORPORATED

                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 31, 1999

         The undersigned hereby appoints Timothy P. Halter and Charles Brister or either of them, with power of substitution, as proxies to vote all stock of Karts International Incorporated (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at 14160 Dallas Parkway, Suite 950, Dallas, Texas 75240, at 2:00 p.m., Central Standard Time on August 31, 1999, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting.


1. [ ] FOR the election as director of all nominees listed below (except as marked to the contrary below)

   [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below:
         Charles Brister, Gary C. Evans, Timothy P. Halter,
         Joseph R. Mannes and Ronald C. Morgan.

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.


2. Proposal to ratify the issuance of the 9% Cumulative Convertible Preferred Stock and approve the issuance of shares of common stock upon conversion thereof.
   [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. Proposal to ratify the $1.5 million convertible term loan and approve the issuance of shares of common stock upon the conversion of the principal balance of the loan.
   [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4. Proposal to increase the number of authorized  shares of common stock.
    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5. Proposal to approve an amendment to the Articles of Incorporation to effect a reverse stock split of the common stock.
    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

6. Proposal to approve the appointment of S.W. Hatfield + Associates as the Independent Public Accountants of the Company for fiscal 1999, at a remuneration to be determined by the Board of Directors of the Company.
    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN
7. To transact such other business as may properly come before the meeting or any adjournments thereof.


             THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     This Proxy is solicited on behalf of the Company's Board of Directors.

       This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees as directors, FOR the proposal to ratify the issuance of the 9% Cumulative Convertible Preferred Stock and approve the issuance of shares of common stock upon conversion thereof, FOR the proposal to ratify the $1.5 million convertible term loan and approve the issuance of shares of common stock upon the conversion of the principal balance of the loan, FOR the proposal to increase the number of authorized shares of common stock, FOR the proposal to approve an amendment to the Articles of Incorporation to effect a reverse stock split of the common stock, and FOR the proposal to certify the appointment of S.W. Hatfield + Associates as independent public accountants.

       Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       DATED: _________________________   , 1999



                                       -----------------------------------------
                                       Signature of Stockholder


                                       -----------------------------------------
                                       Signature if held jointly




PLEASE mark, sign, date and return the Proxy Card promptly using the enclosed envelope.